INVESTMENT LETTER

ENER1, INC.
550 WEST CYPRESS CREEK ROAD
FORT LAUDERDALE, FLORIDA 33309

Gentlemen:

        In connection with the acquisition by the undersigned of Fifty Thousand (50,000) shares of Common Stock (the “Shares”) in ENER1, INC., a Florida corporation (the “Company”), the undersigned hereby covenants, represents and warrants that:

1.	The undersigned has provided certain services to the Company, including but not limited to services related to its obligations as a director to the Company and negotiations with executive employees, and is acquiring the Shares as compensation for his services.

2.	The undersigned is acquiring the Shares in good faith for the purpose of investment in the Company and not for the purpose of distributing or publicly selling the Shares to others; reselling, assigning, pledging or hypothecating the Shares; or dividing its participation with others in the Shares or any portion thereof.

3.	The undersigned further understands and acknowledges that the Company has advised it that the Shares have not been registered under the Securities Act of 1933, as amended (“the Act”), on the ground that the transaction is exempt under the Act and the Shares shall have the status of securities acquired under Section 4(2) of the Act as not involving any public offering and that the Shares contain a legend evidencing that the Shares have not been registered under the Act or any state securities laws and may only be sold or transferred pursuant to an effective registration statement or exemption from registration.

4.	The Shares are being acquired by the undersigned for its own account and there is no present arrangement or agreement for the sale, pledge or hypothecation of the Shares to any other person or firm.

5.	In the event that the undersigned at any time contemplates the disposition of the Shares, it will comply with all applicable requirements of State and Federal securities laws which, in the opinion of the Company’s legal counsel, must be satisfied prior to the making of such disposition. The undersigned will not sell, hypothecate, or otherwise transfer or dispose of any or all of the Shares unless (a) the Shares have been registered under the Act, or (b) the undersigned delivers to the Company, by an attorney satisfactory to the Company’s legal counsel, a written opinion to the effect that an exemption from registration under the Act is available with respect to such disposition, or (c) the sale shall be governed by the provisions of Rule 144 or any other rule promulgated by the SEC under the Act, in a manner satisfactory to the Company’s legal counsel.

6.	The Shares covered by the above covenants, warranties and representations shall also include any securities into which the above securities may become converted, subdivided, or split up, in connection with a merger, reclassification, recapitalization or reorganization of the Company.

7.	The undersigned represents that it is an Accredited Investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). In general, an “Accredited Investor” is an (i) institution with assets in excess of $5,000,000; (ii) individual with net worth in excess of $1,000,000; (iii) individual with annual income exceeding $200,000 or $300,000 jointly with their spouse in each of the two most recent years and has a reasonable expectation of reaching the same income level in this current fiscal year; or (iv) all of its equity owner satisfy (ii) or (iii).

8.	The undersigned represents that it (i) has adequate means of providing for its current financial needs and possible contingencies, and has no need for liquidity of investment in the Company; (ii) can afford (a) to hold unregistered securities for an indefinite period of time and (b) sustain a complete loss of the entire amount of the Shares; and (iii) has not made an overall commitment to investments which are not readily marketable which is disproportionate so as to cause such overall commitment to become excessive.

9.	The undersigned shall be granted piggyback registration rights for the Shares, on a registration statement filed by the Company on an appropriate form and subject to an underwriter’s out provision.

10.	Any and all certificates representing the Shares, and any and all securities issued in replacement thereof or in exchange therefore, shall bear the following or comparable legend, which the undersigned has read and understands:

The Shares represented by this Certificate have not been registered under the Securities Act of 1933 (the “Act”). The Shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the Shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act.

Dated: January 1, 2003	__________________ Karl Gruns

Acknowledged for Ener1, Inc:

__________________
Larry L. Light
President and CEO